UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2019

COMERICA INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware ------------	1-10706 ----------	38-1998421 ---------------
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Comerica Bank Tower
1717 Main Street, MC 6404
Dallas, Texas 75201
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(Address of principal executive offices) (zip code)

(214) 462-6831
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(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $5 par value	CMA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company         [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         [ ]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Previously, Comerica Incorporated (“Comerica”) reported that Muneera S. Carr ceased serving as Chief Financial Officer of Comerica, effective September 11, 2019.

In connection with Ms. Carr’s separation, on September 30, 2019, Comerica and Ms. Carr entered into a restrictive covenants and general release agreement (the “Separation Agreement”) under which Ms. Carr has provided a general release of claims in favor of Comerica and its affiliates and agrees to be bound by certain restrictive covenants (including two-year non-solicitation restrictions that will prohibit her from soliciting the customers and employees of Comerica) without the consent of Comerica. The Separation Agreement specifies that Ms. Carr’s employment will terminate October 10, 2019 (the “Separation Date”) and that she will return all property of Comerica and its subsidiaries and affiliates on or prior to the Separation Date. The Separation Agreement also includes general non-disparagement and cooperation provisions and provides that Ms. Carr will not use, commercialize or disclose Comerica’s confidential information to any person or entity, except to such individuals as approved by Comerica in writing prior to any such disclosure or as otherwise required by law. In exchange for the general release and other covenants contained in the Separation Agreement, Comerica will pay Ms. Carr a lump sum cash payment of $2.4 million within 30 days of the Separation Date. All unvested equity awards granted to Ms. Carr will be forfeited in accordance with their terms.

Pursuant to the Separation Agreement, prior to the Separation Date, so long as Ms. Carr continues to be employed by Comerica, she will generally continue to be paid and be eligible to participate in the health, welfare benefit and retirement plans of Comerica on the same basis as applied to her immediately prior to delivery of the Separation Agreement. Following the Separation Date, Ms. Carr will be eligible to elect continuation coverage under Comerica’s healthcare benefit plans in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended and the terms of the applicable plan, with the cost of such coverage to be paid by Comerica. Comerica shall reimburse Ms. Carr for reasonable and documented business expenses incurred by Ms. Carr on or before the Separation Date, in accordance with the terms of Comerica’s policy. As well, Comerica will compensate Ms. Carr for any accrued but unused paid time off days as of the Separation Date, in accordance with the terms of Comerica’s policy. Ms. Carr will receive deferred compensation distributions from her deferred compensation plan accounts, if any, in accordance with the terms of the relevant plans. Ms. Carr will be not eligible to receive a share of any applicable incentive payment pursuant to the Comerica 2016 Amended and Restated Management Incentive Plan with respect to performance periods ending December 31, 2019 or thereafter. To the extent provided in its bylaws, Comerica will defend, indemnify and hold Ms. Carr from and against all liability for actions taken by her within the scope of her responsibilities, so long as her conduct in any such matter was consistent with the relevant standards contained in the bylaws.

This summary of the Separation Agreement is qualified in its entirety by the terms of the Separation Agreement, a copy of which is being filed herewith as Exhibit 10.1.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Restrictive Covenants and General Release Agreement by and between Muneera S. Carr and Comerica Incorporated dated September 30, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMERICA INCORPORATED

By:    /s/ John D. Buchanan
Name:     John D. Buchanan
Title:     Executive Vice President -
Chief Legal Officer

Date: October 4, 2019